EXHIBIT 5.1
                                                        -----------

                          March 18, 1999




Cadiz Inc.
100 Wilshire Boulevard
Suite 1600
Santa Monica, California 90401

     Re:  Cadiz Inc. (the "Company") - Registration on Form S-8

Ladies and Gentlemen:

     Our opinion has been requested in connection with the registration statement on Form S-8 with which this opinion is being filed as an exhibit (the "Registration Statement") relating to the issuance of (i) up to 1,050,000 shares (the "Option Shares") of the Company's par value $.01 per share common stock (the "Common
Stock") and 500,000 options (the "Options") pursuant to the Company's 1998 Non-Qualified Stock Option Plan, as amended to date (the "Option Plan"), and (ii) 18,750 shares of Common Stock (the "Bonus Shares") pursuant to the Company's 1998 Executive Compensation Agreement (the "Compensation Agreement").

     We have examined a copy of the Option Plan and the Compensation Agreement and such corporate records and other documents and have made such examination of law as we have deemed relevant. Based on and subject to the above, it is our opinion that the Options and Option Shares, when issued pursuant to the terms of the Option Plan, and the Bonus Shares, when issued pursuant to the terms of the Compensation Agreement, will be duly authorized, legally issued, fully paid and non-assessable.

     We are members of the Bar of the State of California, and we do not express any opinion herein concerning any law other than the law of the State of California, the General Corporation Law of the State of Delaware and the federal law of the United States.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under Part II, Item 5, "Interests of Named Experts and Counsel," in the Registration Statement.

Very truly yours,



/s/ Miller & Holguin
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MILLER & HOLGUIN